MEMBERSHIP INTEREST PURCHASE AGREEMENT
AMONG
INR ENERGY, LLC
(the “Seller”),
AND
INR-1 HOLDINGS, LLC
(the “Company”)
AND
CLIFFS NATURAL RESOURCES INC.
(the “Purchaser”)

July 2, 2010
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on July 2, 2010 by and among INR ENERGY, LLC, a Delaware limited liability company, (the “Seller”), INR-1 HOLDINGS, LLC, a Delaware limited liability company (the “Company”) and CLIFFS NATURAL RESOURCES INC., an Ohio corporation (the “Purchaser”).

WHEREAS, the Seller owns all of the membership interest units of the Company (the “Units”); and

WHEREAS, the Seller desires to sell and convey the Units to the Purchaser, and the Purchaser desires to purchase the Units from the Seller, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. For purposes of this Agreement the following defined terms shall be used and each shall have the meaning set forth in this ARTICLE I.

“Acquired Company” or “Acquired Companies” means the Company and each Company Subsidiary.

“Acquisition” means the purchase and sale of the units of the Company on the terms and conditions of this Agreement.

“Adjustment Payment” has the meaning set forth in Section 2.5(f).

“Affiliate” means, as applied to any Person, (i) any director, manager, executive officer, or general partner of such Person, or (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Indebtedness” has the meaning set forth in Section 2.8 below.

“Alternative Proposal” means (i) a merger, consolidation, sale of equity, exchange, plan of reorganization, plan of liquidation, recapitalization, business combination or other similar transaction involving the Acquired Companies following which the Seller does not collectively own directly or indirectly 50% or more of the surviving entity’s voting equity or (ii) any sale, transfer or other disposition of all or substantially all of the Acquired Companies’ assets or business in a single transaction or series of related transactions.

“Auditor” means PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unable or unwilling to serve in such role, such other independent public accounting firm mutually agreed upon by Purchaser and the Seller.

“Basket” has the meaning set forth in Section 8.5(b) below.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Charleston, West Virginia, are authorized or required by Law to close.

“Claim Amount” has the meaning set forth in Section 2.7 below.

“Claim Notice” has the meaning set forth in Section 2.7 below.

“Closing” has the meaning set forth in Section 2.2(a) below.

“Closing Cash Consideration” has the meaning set forth in Section 2.3(a)(iii) below.

“Closing Date” has the meaning set forth in Section 2.2(a) below.

“Closing Date Net Worth” has the meaning set forth in Section 2.5(a) below.

“Closing Date Net Worth Statement” has the meaning set forth in Section 2.5(a) below.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.5(a) below.

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.5(a) below.

“Closing Statements” has the meaning set forth in Section 2.5(a) below.

“Coal Leases” means the coal leases and coal subleases, together with all amendments and supplements thereto, as set forth on Schedule 3.13(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means INR-1 Holdings, LLC.

“Company Subsidiaries” means (i) INR-WV Operating, LLC, a Delaware limited liability company, (ii) Toney’s Fork Land, LLC, a Delaware limited liability company, (iii) Southern Eagle Land, LLC, a Delaware limited liability company, and (iv) INR Terminals, LLC, a Delaware limited liability company.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b) below.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any note, agreement, contract, lease, sublease, license, permit or other instrument or arrangement or any Law, Order or Governmental Authorization.

“Continuing Employees” has the meaning set forth in Section 6.9 below.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or other retirement, bonus or incentive plan or program, including, without limitation, any plan, program, policy, contract or arrangement (not including any collective bargaining agreement) providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation, whether or not insured or funded, which is sponsored or maintained by or pursuant to which any Acquired Company or ERISA Affiliate has any liability or which constitute an employment or severance agreement or arrangement currently in effect with any employee, officer or director of any Acquired Company or any ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life.

“Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting the Environment, natural resources, species or ecological amenities or the restoration of the Environment or natural resources; (e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (f) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, CERCLA or any successor Laws, the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor Laws and the Surface Mining Control and Reclamation Act (“SMCRA”) or any successor Laws; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq. (“TSCA”), the Safe Drinking Water Act, 42 U.S.C. §§300g, et seq., the Clean Water Act, 33 U.S.C. §§1251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Endangered Species Act, 16 U.S.C. §§1501 et seq.; all similar state Laws; and shall further include all applicable Laws relating to pollution or protection of human health or the Environment, relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Permits” means all Governmental Authorizations that relate to the Environment or Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” means JPMorgan Chase Bank.

“Escrow Agreement” has the meaning set forth in Section 2.6 below.

“Escrow Amount” has the meaning set forth in Section 2.3(a)(i).

“Escrow Fund” has the meaning set forth in Section 2.6.

“Escrow Release Date” has the meaning given in Section 2.7 below.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.4(g) below.

“Estimated Net Worth” has the meaning set forth in Section 2.4(a) below.

“Estimated Net Worth Statement” has the meaning set forth in Section 2.4(a) below.

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(e) below.

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.4(a) below.

“Final Purchase Price” has the meaning set forth in Section 2.5(e) below.

“Financial Statements” has the meaning set forth in Section 3.7 below.

“Fundamental Reps” means representations and warranties of the Seller made in Section 4.2 (Ownership of Units), Section 4.3 (Authorization of Transaction; Enforceability) and Section 3.12 (Taxes).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) the articles or certificate of organization and operating agreement of a limited liability company; and (b) any amendment to any of the foregoing.

“Governmental Authority” means any nation or federal, national, supranational, state, provincial, local or similar government, or any state governmental, regulatory or administrative authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any State of the United States, court, tribunal, judicial or arbitral body.

“Governmental Authorization” means any Consent, license, Permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Guarantees” has the meaning set forth in Section 6.2.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be hazardous, radioactive or toxic or a pollutant, or a contaminant otherwise regulated under or pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor to such statute, rules or regulations.

“Indebtedness” means the long term debt obligations, including the current maturities thereof, and the short-term debt obligations for borrowed money of the Acquired Companies and capital lease obligations as set forth on Schedule 2.3(a)(ii).

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, and (g) all other proprietary rights.

“Knowledge or Knowledge of the Company” means the actual knowledge of Gary R. Rogliano, Chief Executive Officer, Stephen D. Williams, Chief Operating Officer, Jeff DiStanlo, Senior Vice President of Finance, Kelly K. Henry, Senior Vice President, Charles B. Dollison, Vice President and General Counsel, Douglas A. Sulanke, Controller, and Rebecca Blackburn, each after reasonable inquiry.

“Law” or “Laws” means any code, law, constitution, ordinance, regulation, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its assets, liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority wherever located, and in effect on the Closing Date.

“Leased Real Property” has the meaning set forth in Section 3.13(a) below.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, including those arising under any Law and those arising under any contract or agreement.

“Lien” means any mortgage, pledge, lien, reservation, encumbrance, charge or other security interest, together with the following additional items for any Real Property: any lease, sublease, license, co-tenancy agreement, assignment, royalty agreement, easement, right of way, life estate, right of reverter, option, covenant, condition, restriction, or other recorded or unrecorded title matter.

“Loss(es)” has the meaning set forth in Section 8.2 below.

“Material Adverse Effect” or “Material Adverse Change” means, in the case of Seller, any effect or change that would be materially adverse to the business operations or the financial condition of the Acquired Companies, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions; (2) the steel or coal industry generally, including, without limitation, a decline in prices or demand for coal or steel, increases in costs of transportation and raw materials, and labor shortages; (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (4) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (5) changes in United States generally accepted accounting principles; (6) changes in Laws, Orders or other binding directives issued by any Governmental Authority, including, without limitation, changes in Environmental Laws or Occupational Health and Safety Laws; or (7) (a) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; and (b) any existing event, occurrence or circumstances with respect to which Purchaser has knowledge as of the date hereof; (c) any adverse change in or effect of the business of Company that is cured by Company before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1 hereof; provided that any failure to meet any financial or other projection or forecast for any period shall not, in and of itself, constitute a Material Adverse Effect or Material Adverse Change. “Material Adverse Effect” or “Material Adverse Change” in the case of Purchaser means any effect or change that would be materially adverse to the ability of Purchaser to consummate timely the transactions contemplated hereby;

“Most Recent Financial Statements” has the meaning set forth in Section 3.7 below.

“Net Worth” has the meaning set forth in Section 2.4(d) below.

“Net Working Capital” has the meaning set forth in Section 2.4(f) below.

“Occupational Health and Safety Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including the Federal Mine Safety and Health Act of 1977, the Mine Improvement and New Emergency Response Act of 2006, the Supplemental Mine Improvement and New Emergency Response Act, the Black Lung Benefits Revenue Act of 1977, the Black Lung Benefits Reform Act of 1977, and similar West Virginia state Laws.

“Order” means any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or ward, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” has the meaning set forth in Section 3.13(a) below.

“Party” and “Parties” means the Purchaser, the Seller, and the Company, collectively, the “Parties,” and individually, a “Party.”

“Permit” means any federal, state, local or foreign Governmental Authorization, certificate, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

“Permitted Exceptions” means (a) statutory liens securing payments not yet due arising in the Ordinary Course of Business for amounts not yet due and for which adequate reserves have been maintained in accordance with GAAP and disclosed in the Financial Statements, (b) such imperfections or irregularities of title, non-monetary claims, and rights of way, easements, reservations, covenants, oil and gas leases and other customary restrictions or non-monetary encumbrances, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, mechanics’, materialmen’s or other security interests arising by operation of Law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, in each case if adequate reserves have been maintained in accordance with GAAP and disclosed in the Financial Statements, (d) any other non-monetary Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (e) to the extent disclosed on Schedule 3.13(b), any pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (f) to the extent disclosed on Schedule 3.13(b), pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business of any Acquired Company, (g) the third party leases on Schedule 3.13(i), and (h) the terms, covenants, conditions and reservations contained in (1) each deed conveying the Owned Real Property to the applicable Acquired Company, and (2) each sublease, prime lease and lease covering the Leased Real Property that, for each of (1) and (2) of this subparagraph (h), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Proceeding” means any action, arbitration, adjudication, case, cause of action, audit, claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential liability or requesting information relating to or affecting any Person, its business, assets or the transactions contemplated by this Agreement.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Purchaser” means Cliffs Natural Resources Inc. or its permitted assignee.

“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” has the meaning set forth in Section 8.2 below.

“Purchaser Objection Notice” has the meaning set forth in Section 2.5(b).

“Purchaser Review Period” has the meaning set forth in Section 2.5(b).

“Real Property” has the meaning set forth in Section 3.13(a) below.

“Reference Balance Sheet” has the meaning set forth in Section 2.4(b) below.

“Reference Net Worth” has the meaning set forth in Section 2.4(c) below.

“Reference Net Working Capital” has the meaning set forth in Section 2.4(e).

“Seller” means INR Energy, LLC.

“Seller Disclosure Schedules” has the meaning set forth in ARTICLE III below.

“Seller Indemnified Party” and “Seller Indemnified Parties” has the meaning set forth in Section 8.4 below.

“Software Licenses” has the meaning set forth in 3.14(a).

“Subsidiary” means any limited liability company, corporation or partnership with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other members of the entity’s governing body.

“Surety Bonds” has the meaning set forth in Section 3.10(c).

“Surety Bond Indemnity Agreements” has the meaning set forth in Section 6.2.

“Surety Bond Letters of Credit” has the meaning set forth in Section 6.2.

“Tax” means any United States federal, state or local or non-U.S. taxes or other like governmental and public charges and assessments, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto.

“Tax Return” means any United States federal, state, or local or any return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any Schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

“Third Party Claims” has the meaning set forth in Section 8.6(a) below.

“Third Party Consents” has the meaning set forth in Section 3.4 below.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing among the Purchaser, the Seller and the Company, in the form attached hereto as Exhibit A.

“Units” means the membership units in the Company.

“Updated Seller Disclosure Schedules” has the meaning set forth in Section 6.6 below.

“WARN Act” means the federal Worker’s Adjustment and Retraining Notification Act and any similar state law relating to plant closing or layoffs.

1.2. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “third party” or “third parties” refers to Persons other than Purchaser, the Company or any Seller. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II
THE PURCHASE

2.1. The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire from Seller, and Seller shall sell and transfer to the Purchaser, the Units owned by Seller for and in consideration of the Purchase Price.

2.2. The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bowles Rice McDavid Graff & Love LLP, located at 600 Quarrier Street, Charleston, West Virginia (or in such other manner as the Parties may mutually determine), commencing at 10:00 a.m. local time within three Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties in ARTICLE VII hereof to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(b) At the Closing, Seller shall deliver to Purchaser:

(i) A certificate representing the Units owned by Seller and the certificates owned by the Company representing ownership by the Company in each Company Subsidiary;

(ii) The Escrow Agreement, executed by the Seller and the Escrow Agent;

(iii) Resolutions of Seller’s board of managers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(iv) Copies of each payoff letter relating to the Indebtedness to be paid by Purchaser on behalf of Seller at the Closing and satisfactory evidence of the release of any Liens of record that relate to such repaid Indebtedness;

(v) The Transition Services Agreement, executed by the Seller; and

(vi) Written resignations, effective as of the Closing, from all managers and officers, of each of the Acquired Companies, other than individuals who are Continuing Employees (as defined in Section 6.9 below), from all of their respective positions as managers and/or officers of the acquired Companies.

(c) At the Closing, the Company shall deliver to Purchaser:

(i) The minute books of the Acquired Companies;

(ii) Resolutions of Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and copies of Company’s articles of organization and operating agreement, as amended to date, certified by the Company’s secretary;

(iii) an estoppel letter, non-disturbance and consent to change of control agreement, in the form attached hereto as Exhibit B, from each record fee simple owner and sub-landlord, as applicable, under those leases and subleases listed on Schedule 2.2(c);

(iv) Written instructions to Bowles Rice McDavid Graff & Love, as Escrow Firm, to release to Purchaser, and Purchaser shall have received (contemporaneously with its delivery of payment to Pardee Minerals, LLC under Section 2.3(a)(iii)) the original Estoppel Agreement and Change of Control and Estoppel Agreement as executed by Pardee Minerals, LLC, copies of which are attached hereto as Exhibit C, together with the form of escrow agreement with the Escrow Firm;

(v) The Parties acknowledge they have obtained the Consent to Change and Control and Estoppel Agreement of Toney Fork LLC (Penn Virginia), a copy of which is attached hereto as Exhibit D, the original of which has been delivered to Purchaser and which will remain in full force and effect as of the Closing Date; and

(vi) A written certification (“FIRPTA Certificate”) in the form attached hereto as Exhibit E, and in compliance with the Section 1445 of the Code, certifying that Seller is not an entity subject to withholding under the Act, and containing Seller’s United States tax identification number and domestic address.

(d) At the Closing, the Purchaser shall deliver:

(i) To the Seller, the Closing Cash Consideration in accordance with Section 2.3(a)(iii) below and any Estimated Adjustment Amount in accordance with Section 2.4(f);

(ii) To the Escrow Agent, the Escrow Amount;

(iii) To the Seller, the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(iv) The outstanding balance of the Indebtedness to the holders of the Indebtedness as set forth on Schedule 2.3(a)(ii);

(v) A receipt for the Units;

(vi) The Transition Services Agreement, executed by the Purchaser; and

(vii) Resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

2.3. The Purchase Price.

(a) On the terms and subject to the conditions set forth in this Agreement, in exchange for the Units the Purchaser shall pay to Seller the aggregate purchase price of Seven Hundred and Fifty Seven Million Dollars ($757,000,000.00) (the “Purchase Price”) at the Closing. The Purchase Price shall be subject to adjustment at and after Closing in accordance with Section 2.4 and Section 2.5. The Purchase Price shall be payable at the Closing as follows:

(i) The Purchaser shall deliver the sum of twenty million dollars ($20,000,000.00) (the “Escrow Amount”) to the Escrow Agent pursuant to the terms and conditions of Section 2.6;

(ii) The Purchaser shall pay the outstanding balances of the Indebtedness as set forth on Schedule 2.3.(a)(ii), to be updated with written payoff statements from the holders of the Indebtedness calculated as of the Closing Date;

(iii) The Purchaser will pay Pardee Minerals, LLC the sum of $7,000,000.00

(iv) The Purchaser shall pay to the Seller the balance of the Purchase Price (being the Purchase Price less (i) the Escrow Amount, (ii) the Indebtedness, and (iii) the $7,000,000 payment to Pardee Minerals, LLC and then increased or decreased for any Estimated Adjustment Amount pursuant to Section 2.4(g) in cash (the “Closing Cash Consideration”), by wire transfer of immediately available United States funds, distributed in accordance with Schedule 2.3(a)(iv), to an account or accounts designated by the Seller in written instructions given to the Purchaser at least two (2) Business Days prior to the Closing; and

(b) As promptly as practicable following the execution and delivery of this Agreement, and in any case prior to the Closing, Purchaser and Seller shall use reasonable efforts to jointly prepare an initial tax allocation statement (the “Initial Tax Allocation Statement”) to reflect the allocation of the Purchase Price (and all other capitalizable costs) among the assets for purposes of Section 1060 of the Code as of the date of the Closing. Within 120 days after the Closing in compliance with Section 1060 of the Code and the regulations promulgated thereunder and consistent with the Initial Tax Allocation Statement, the Seller and Purchaser shall use reasonable efforts to jointly prepare or jointly cause to be prepared a statement (the “Tax Allocation Statement”) allocating the Purchase Price (and all other capitalized costs) among such assets. Assuming that the Seller and Purchaser agree on the Tax Allocation Statement, each of Purchaser and Seller shall (i) timely file all forms and Tax Returns required to be filed in connection with such Tax Allocation Statement, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return or in any audit or proceeding before any Tax authority. Seller and Purchaser agree to adjust the Tax Allocation Statement to reflect adjustments to the Final Purchase Price determined pursuant to Section 2.5. In the event that the allocation set forth on the Tax Allocation Statement is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify the other parties hereto concerning the existence and resolution of such dispute. If the Parties cannot agree on the Tax Allocation Statement within the 120 day period the issue(s) in dispute will be submitted to the Auditor for resolution. The determination of the Auditor shall be set forth in a written notice delivered, as promptly as practicable after the issue(s) in dispute have been submitted to the Auditor, to the Purchaser and the Seller by the Auditor and will be final, binding and conclusive on the parties. The Purchaser and the Seller shall each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination. The Purchaser and the Seller will use all reasonable efforts to cause the Auditor to render its decision as promptly as practicable, including without limitation by promptly complying with all reasonable requests by the Auditor for information, books, records and similar items.

2.4. Estimated Closing Adjustments.

(a) No later than the fifth (5th) Business Day prior to the scheduled Closing Date, Seller shall deliver to Purchaser (i) a statement (the “Estimated Net Worth Statement”) setting forth Seller’s good faith estimate of the Company’s Net Worth as of the Closing Date (“Estimated Net Worth”) and Seller’s calculation thereof in reasonable detail (for the avoidance of doubt, taking into account the anticipated repayment of Indebtedness at the Closing); and (ii) a statement (the “Estimated Net Working Capital Statement”) setting forth Seller’s good faith estimate of the Company’s Net Working Capital as of the Closing Date (“Estimated Net Working Capital”) and Seller’s calculation thereof in reasonable detail (for the avoidance of doubt, taking into account the anticipated repayment of Indebtedness at the Closing).

(b) “Reference Balance Sheet” means the unaudited, consolidated balance sheet of the Company as of March 31, 2010 as set forth on Schedule 2.4(b).

(c) “Reference Net Worth” means an amount equal to the Net Worth as set forth on the Reference Balance Sheet.

(d) “Net Worth” means the sum of the equity contribution plus any retained earnings/deficit of the Company and calculated pursuant to the methodology as set forth on the Reference Balance Sheet, including adjustments to reflect a debt free, cash free balance sheet, as calculated pursuant to GAAP.

(e) “Reference Net Working Capital” means an amount equal to the Net Working Capital as set forth on the Reference Balance Sheet.

(f) “Net Working Capital” means the amount, if any, by which the current assets of the Company (excluding cash and any receivables owed from any Company Subsidiary or Seller) are greater or less than the current liabilities of the Company (excluding the Affiliate Indebtedness, any other payables owed by the Company to any Company Subsidiary or Seller, and the Indebtedness of the Company), as calculated pursuant to GAAP and the methodology as set forth on the Reference Balance Sheet.

(g) “Estimated Adjustment Amount.” At the Closing, the Closing Cash Consideration will be increased or decreased, as follows: (i) plus the amount by which the Estimated Net Worth exceeds the Reference Net Worth, or minus the amount by which the Reference Net Worth exceeds the Estimated Net Worth; and (ii) plus the amount by which the Estimated Net Working Capital exceeds the Reference Net Working Capital, or minus the amount by which the Reference Net Working Capital exceeds the Estimated Net Working Capital. The adjustments made pursuant to (i) and (ii) are collectively the “Estimated Adjustment Amount.”

2.5. Closing Adjustments.

(a) Closing Date Net Worth and Closing Date Net Working Capital. Within ninety (90) days after the Closing Date, Seller shall deliver to Purchaser (i) an audited statement (the “Closing Date Net Worth Statement”) setting forth Seller’s calculation of the Company’s Net Worth as of and including the Closing Date (the “Closing Date Net Worth”), and (i) an audited statement (the “Closing Date Net Working Capital Statement”) setting forth Seller’s calculation of the Company’s Net Working Capital as of and including the Closing Date (the “Closing Date Net Working Capital”). The Closing Date Net Worth Statement and Closing Date Net Working Capital Statement are collectively the (“Closing Statements”). For the avoidance of doubt, the Closing Statements shall be prepared taking into account the repayment of Indebtedness at the Closing and in accordance with GAAP (except for the absence of notes and normal year-end adjustments), and in a manner consistent with the Company’s past accounting practices and conventions.

(i) For purposes of calculating Estimated Net Working Capital and Closing Date Net Working Capital, inventory shall be calculated on the same basis as the historic amounts of inventory set forth on Schedule 2.5(a) except that inventory shall also include coal in pits (valuated at the lower of cost or market price) so long as such coal is not covered by overburden of material exceeding four feet in depth. Seller and Purchaser shall agree upon and jointly engage Marshall Miller & Associates, Inc., a third-party engineer with expertise in determining the amount of coal in stockpiles and in pits, to make such a determination on or about five (5) days prior to the Closing Date. For purposes of calculating Closing Date Net Working Capital, Marshall Miller will also determine the final coal inventory on the Closing Date. Marshall Miller’s determinations of the amount of coal in stockpiles and in pits shall be final and binding on Purchaser and Seller unless the parties mutually agree to an adjustment due to an error in the third-party engineer’s calculation that is apparent on the face of such calculation. Purchaser and Seller shall each pay one-half of the fees and expenses of such third-party engineer.

(b) Review of Purchaser. Purchaser shall have thirty (30) days after the delivery to Purchaser of the Closing Statements (the “ Purchaser Review Period”) in which to notify Seller in writing (the “ Purchaser Objection Notice”) of any good faith disagreement with the Closing, setting forth in reasonable detail (i) the items or amounts with which Purchaser disagrees and the basis for such disagreement and (ii) Purchaser’s proposed corrections to the Closing Statements. Notwithstanding, the timely delivery of a Purchaser Objection Notice, Purchaser on the one hand, or Seller on the other hand, as applicable, shall make any and all payments as to amounts not in dispute in accordance with Section 2.5(f) prior to the resolution of the Purchaser Objection Notice pursuant to Section 2.5(c). If Purchaser does not deliver a Purchaser Objection Notice within the Purchaser Review Period, Purchaser shall be deemed to agree in all respects with the Closing Statements and the items and amounts reflected thereon shall be final and binding upon Purchaser and Seller.

(c) Review by Auditor. If the Purchaser gives the Seller a timely Purchaser Objection Notice to the Closing Statements, then the Seller and the Purchaser shall use their reasonable best efforts to resolve any such objection. If a written resolution is not obtained within thirty (30) days after the Seller has received the Purchaser Objection Notice, the issue(s) in dispute will be submitted to the Auditor for resolution, which resolution will be limited to determining whether Purchaser’s or Seller’ position is correct. The determination of the Auditor shall be set forth in a written notice delivered, as promptly as practicable after the issue(s) in dispute have been submitted to the Auditor, to the Purchaser and the Seller by the Auditor and will be final, binding and conclusive on the parties. The Purchaser and the Seller shall each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination. The Purchaser and the Seller will use all reasonable efforts to cause the Auditor to render its decision as promptly as practicable, including without limitation by promptly complying with all reasonable requests by the Auditor for information, books, records and similar items.

(d) Cooperation. Purchaser, on the one hand, and Seller, on the other hand, shall provide reasonable cooperation and assistance to each other in the preparation of the Closing Statements and in the conduct of the reviews referred to in this Section 2.5, including providing reasonable access to the books, records, work papers and personnel of the Acquired Companies.

(e) Final Purchase Price. The “Final Purchase Price” means an amount equal to the Purchase Price (i) plus the amount, if any, by which Closing Date Net Worth exceeds the Reference Net Worth, or minus the amount, if any, by which the Reference Net Worth exceeds the Closing Date Net Worth; and (ii) plus the amount, if any, by which Closing Date Net Working Capital exceeds the Reference Net Working Capital, or minus the amount, if any, by which the Reference Net Working Capital exceeds the Closing Date Net Working Capital.

(f) Adjustment Payment. Within three (3) Business Days after the calculation of Closing Date Net Worth and Closing Date Net Working Capital becomes final pursuant to Section 2.5(b) or (c): (i) Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the amount, if any, by which the Final Purchase Price exceeds the Purchase Price, as adjusted for the Estimated Adjustment Amount, or (ii) Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to the amount, if any, by which the Purchase Price, as adjusted by the Estimated Adjustment Amount, exceeds the Final Purchase Price. The amount of the payment pursuant to clause (i) or clause (ii) of this Section 2.5(f) being referred as the “Adjustment Payment”, in either case, (x) together with interest on the Adjustment Payment at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment and (y) giving effect to any amounts paid pursuant to Section 2.4(g). As used in this Agreement, the term “Applicable Rate” means a rate per annum equal to the “prime rate” as set forth from time to time in The Wall Street Journal “Money Rates” column. Purchaser and Seller agree that, unless otherwise required by Law, any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Final Purchase Price for all Tax purposes.

2.6. Escrow Amount and Escrow Fund. At the Closing, Purchaser shall pay to the Escrow Agent the Escrow Amount (the “Escrow Fund”) in cash payable by wire transfer of immediately available United States funds for deposit in an escrow account in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among the Purchaser, the Seller and the Escrow Agent in the form attached hereto as Exhibit F (the “Escrow Agreement”). The Escrow Fund shall serve as security for the payment, if any, to the Purchaser of the Adjustment Payment in accordance with Section 2.5(f) and to satisfy any Loss(es) incurred by the Purchaser Indemnified Parties under ARTICLE VIII, in the event Seller fails to pay such amounts as required under Section 2.5(f)(ii) above, (and shall be the Purchaser’s sole recourse with respect to any such indemnifiable Loss(es) under ARTICLE VIII), and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The amount of any funds disbursed by the Escrow Agent to Purchaser from the Escrow Account, under the terms of the Escrow Agreement, with regard to the obligations of Seller to Purchaser under Section 2.5(f)(ii), will be replaced by Seller depositing such amounts back into the Escrow Fund within five (5) business days from the date of Escrow Agent’s release of such funds to Purchaser.

2.7. Escrow Release. Subject to the terms and provisions of this Section 2.7, eighteen (18) months following the Closing (the “Escrow Release Date”), the Escrow Agent shall disburse to the Seller the Escrow Fund (as reduced by any amounts previously disbursed to the Seller or Purchaser pursuant to the Escrow Agreement) in accordance with the terms of the Escrow Agreement. In the event, however, that the Seller has received, on or before the Escrow Release Date, a notice (a “Claim Notice”) submitted in good faith by the Purchaser that the Escrow Agent may be required to disburse all or a portion of the Escrow Fund (such claimed amount, the “Claim Amount”) to the Purchaser pursuant to Section 8.2, then the portion of the Escrow Fund subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved. The amount of any funds disbursed by the Escrow Agent to Seller from the Escrow Account, under the terms of the Escrow Agreement, with regard to the indemnification obligations of Purchaser to Seller under Section 6.2 and Section 7.2(g) will be replaced by Purchaser depositing such amounts back into the Escrow Fund within five (5) business days from the date of Escrow Agent’s release of such funds to Seller. As soon as any dispute with respect to such Claim Amount has been resolved in accordance with the terms of the Escrow Agreement, the Escrow Agent shall be instructed to disburse such portion of the Escrow Fund, if any, as is required to be disbursed to Purchaser pursuant to Section 8.2 in connection with such Claim Amount, and the Escrow Agent shall disburse the entire remaining portion of the Escrow Amount, if any, to the Seller.

2.8. Satisfaction of Affiliate Indebtedness. On the terms and subject to the conditions set forth in this Agreement, at Closing, any amounts owed by the Company and/or Company Subsidiaries to Seller or by Seller to the Company and/or Company Subsidiaries shall be cancelled (such amounts, collectively the “Affiliate Indebtedness”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller makes the following representations and warranties to the Purchaser, on behalf of Seller and the Acquired Companies, as modified by the disclosure schedules prepared by the Seller and accompanying this Agreement (the “Seller Disclosure Schedules”), and each reference to a Schedule in this ARTICLE III shall be a reference to that section of such Seller Disclosure Schedules.

3.1. Organization, Qualification, Power. Each Acquired Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Acquired Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. Each Acquired Company has full limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 3.1 lists the members of the board of managers and the officers of the Acquired Companies. The minute books (containing the records of meetings of the members, the board of managers, and any committees of the board of managers of each Acquired Company) are correct and complete in all material respects. No Acquired Company is in default under or in violation of any provision of its articles of organization or operating agreement.

3.2. Capitalization. The Units represent all of the ownership interests of the Company. The Units are owned solely by Seller. All outstanding Units (a) have been duly authorized and validly issued and are fully paid and are non-assessable, (b) were issued in compliance with all applicable Laws and (c) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the Units, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any ownership interest. There are no proxies, voting rights or other agreements or understandings with respect to the Units. The Company is not obligated to redeem or otherwise acquire any of the Units.

3.3. Authorization of Transaction; Enforceability. The Company has full limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder, and such execution, delivery and performance have been duly authorized by all necessary limited liability company action by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, (i) assuming compliance with the applicable requirements of the HSR Act, violate any Law, Order or other restriction of any Governmental Authority to which the Acquired Companies are subject or any provision of the Governing Documents of the Acquired Companies or (ii) except as set forth on Schedule 3.4 (the “Third Party Consents”), conflict with, result in a breach of, constitute a default under, void, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Acquired Companies are a party or by which an Acquired Company is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to have a Material Adverse Effect. Except for the applicable requirements of the HSR Act, none of the Acquired Companies is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order for the Parties to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any Consent would not reasonably be expected to have a Material Adverse Effect.

3.5. Brokers’ Fees. Except for fees and commissions owed to Goldman Sachs JBWere Pty Ltd. and UBS Securities, LLC, the Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6. Subsidiaries. The Company Subsidiaries are all of the Subsidiaries of the Company. The Company owns all of the membership interests or other equity interests of each of the Company Subsidiaries. No membership interests or other equity interest of any Company Subsidiary is or may become required to be issued by reason of any options, warrants or other purchase rights of any nature, and there are no contracts by which the Company or any Company Subsidiary is bound to issue additional membership interests or other equity interests or any options, warrants or other purchase rights of any nature, or by which the Company or any Company Subsidiary is or may be bound to transfer any shares of the membership interests or other equity interests of the Company or any Company Subsidiary. There are no contracts relating to the rights of the Company or any Company Subsidiary to vote or to dispose of any membership interests or other equity interests of the Company or any Company Subsidiary. All of the membership interests or other equity interests of each Company Subsidiary held by the Company are validly issued, fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company free and clear of any Liens, except for Liens in relation to the Indebtedness, which will be released as of the Closing.

3.7. Financial Statements. Schedule 3.7 attaches true and complete copies of the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and consolidated statements of operations, changes in members capital, and cash flows as of and for the fiscal years ended December 31, 2009, 2008 and 2007 for the Company; and (ii) unaudited consolidated balance sheets and consolidated statements of operations, changes in members capital, and cash flow (the “Most Recent Financial Statements”) as of and for the three (3) months ended March 31, 2010 for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

3.8. Absence of Undisclosed Liabilities. Except as set forth in Schedule 2.3(a)(ii), Schedule 3.7 and Schedule 3.8, there are no Liabilities of the Acquired Companies, other than Liabilities (a) expressly reserved against on the Reference Balance Sheet, (b) incurred since March 31, 2010 in the Ordinary Course of Business of the Acquired Companies and which, solely for purposes of (b), do not and would not have a Material Adverse Effect, or (c) obligations under the Permits, Surety Bonds, Coal Leases, Material Contracts, Employee Benefit Plans, Insurance Policies, Guarantees and Indemnity Agreements listed on the Schedules 3.10, 3.13, 3.14, 3.15, 3.19, 3.21, and 6.2 hereof (the “Disclosed Matters”) entered into in the Ordinary Course of Business, but in each case, not Liabilities for any breach of or failure by the Acquired Companies under any such Disclosed Matters occurring on or before the Closing Date.

3.9. Absence of Certain Changes or Events. Since March 31, 2010, there has not been any Material Adverse Change. During the period since March 31, 2010 through the date of this Agreement, except as set forth on Schedule 3.9, the Acquired Companies have conducted their businesses in the Ordinary Course of Business.

3.10. Permits, Pending Permits and Surety Bonds.

(a) Permits. Schedule 3.10(a) hereto sets forth a list of all Permits, including all Environmental Permits, issued by a Governmental Authority, whether for coal mining, reclamation or other operational purposes, currently held by any of the Acquired Companies. Each of the Permits listed on Schedule 3.10(a) is binding, valid and is in full force and effect and any necessary renewal applications have been timely filed.

(b) Pending Permits. Schedule 3.10(b) hereto sets forth a list of all permit applications by any Acquired Company for modifications to existing Permits or for new Permits that are pending with any Governmental Authority. Except as set forth on Schedule 3.10(b) hereto, each Acquired Company has in effect all Permits necessary for it to own, lease or operate its assets and to carry on its business, as it is currently conducted, as of the Closing Date, except where the failure to have any such Permit would not have a Material Adverse Effect.

(c) Schedule 3.10(c) hereto sets forth a list of all bonds of any type, whether supported by surety, collateral, letters of credit, escrow agreement or otherwise, cash deposits posted by an Acquired Company or any other Person with respect to Permits or any Law, including a description of the collateral for any such bonds (the “Surety Bonds”).

(d) None of the Permits listed on Schedule 3.10(a) and Schedule 3.10(b), nor any Surety Bond will be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement; provided that, (i) Purchaser satisfies the condition of Section 7.2(i), and (ii) the Purchaser acknowledges that if the consents to transfer the Surety Bond Indemnity Agreements cannot be obtained by Purchaser as set out in Section 6.2 then Purchaser shall cause the termination and release of the Surety Bonds and provide its own surety bonds.

3.11. Compliance with Laws. Except as set forth on Schedule 3.11(a) and Schedule 3.20 hereto, none of the Acquired Companies is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except where such violation would not have a Material Adverse Effect. Except as set forth on Schedule 3.11(b) and Schedule 3.20 hereto, since December 7, 2007, none of the Acquired Companies has received (i) any notification or communication from any Governmental Authority (a) asserting that said Acquired Company is in violation of any of the Laws or Orders which such Governmental Authority enforces, or (b) threatening to revoke any Permits or (ii) any written notice from any Governmental Authority indicating any Permits being sought or renewed by the Acquired Companies, as set forth on Schedules 3.10(b) and 3.10(a) hereto, will be denied by the applicable Governmental Authority based on issues with water quality in a relative receiving stream.

3.12. Tax Matters.

(a) Each Acquired Company has filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all material Tax Returns that it was required to file and all such Tax Returns are complete and correct in all material respects. All material Taxes of the Acquired Companies, including those relating to the operations of the Acquired Companies, have been paid (regardless of whether set forth on a Tax Return). At all times since its date of formation, each of the Acquired Companies has been properly classified as a disregarded entity for U.S. federal and state income Tax purposes. Neither the Acquired Companies nor any other Person has elected to treat any of the Acquired Companies as a corporation for U.S. federal or state Tax purposes. There are no Tax claims, audits or proceedings pending or, to the Company’s Knowledge, threatened in connection with the Acquired Companies or, with respect to which any of the Acquired Companies could have any Liability. Each of the Acquired Companies, as applicable, has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or other third party. Neither the Units nor any of the Acquired Companies’ assets are subject to any Liens due to Taxes (other than Permitted Liens). No written claim has been received by, or communicated in writing to, the Seller from a Taxing authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns contending that any of the Acquired Companies is or may be subject to Tax in such jurisdiction. Purchaser shall not, without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), file any amended Tax Return of claim for Tax refund in respect of a Pre-Closing Period, and the Seller shall be entitled to retain, or receive immediate payment from the Purchaser, any refund or credit with respect to Taxes relating to a Pre-Closing Period.

(b) Schedule 3.12(b) lists all federal and state income and franchise Tax Returns filed with respect to the Acquired Companies for taxable periods ended December 31, 2007, December 31, 2008 and December 31, 2009. Seller has delivered or made available to the Purchaser correct and complete copies of all federal and state Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each Acquired Company for the years ended December 31, 2007, December 31, 2008 and December 31, 2009.

(c) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No Acquired Company is a party to any Tax allocation or sharing agreement.

3.13. Properties.

(a) Owned Real Property and Leased Real Property. Schedule 3.13(a)(i) contains a complete and accurate list of all real property in which an Acquired Company is the record owner of the surface of such real property (the “Owned Real Property”), and Schedule 3.13(a)(ii) contains a complete and accurate list of all real property, including mineral rights, leased or subleased by an Acquired Company (collectively, the “Leased Real Property”). Collectively the Owned Real Property and the Leased Real Property are the “Real Property.” Seller has delivered or made available to Purchaser true, accurate and complete copies of all of the deeds, leases and other instruments (as recorded, including all amendments thereto) to which an Acquired Company is a party, and copies of all title opinions, maps and surveys in the possession of the Acquired Companies relating to such Real Property. The Owned Real Property includes the surface estate only and does not include any coal or mineral estate. The Real Property includes all real property (surface, coal or otherwise) necessary to conduct the business of the Acquired Companies as currently conducted in the Ordinary Course of Business on the Closing Date. None of the Acquired Companies has any interest in any other real property other than the Real Property. The Acquired Companies have good and marketable title to the surface of the Owned Real Property and good and marketable leasehold title to the Leased Real Property, free and clear of any Liens, but subject to the Permitted Exceptions. Except as provided in the respective Coal Leases, each Coal Lease demising the Leased Real Property to the Acquired Companies demises all of the coal in such lands covered by the applicable Coal Lease. No third parties (other than the landlords or sub-landlords under the Coal Leases covering the Leased Real Property) have any right to receive any royalties or other compensation in respect of the coal mined on the Leased Real Property by the Acquired Companies. Each Coal Lease demising the Leased Real Property is senior and superior of record, both in time and right, to any monetary Lien that encumbers either a Fee Owner’s fee simple coal interests in, or a Sub-landlord’s coal leasehold of, the Leased Real Property, and the foreclosure of any such monetary Liens will not, by operation of law or otherwise, terminate such Coal Lease or dispossess the Acquired Company of its rights in the Leased Real Property under such Coal Lease.

(b) Schedule 3.13(b) sets forth all Liens on the Real Property of which the Company has Knowledge. The Company has not received notice that any buildings, plants, and structures owned or leased by the Acquired Companies do not lie wholly within the boundaries of the Real Property owned or leased by the Acquired Companies, or encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(c) None of the Acquired Companies has received any notice of, nor does the Company have any Knowledge of, any actual or threatened reduction or curtailment of any utility service supplied to the Real Property. None of the Acquired Companies has received any notice of, nor does the Company have any Knowledge of, any violation of any Law affecting the use or occupancy of the Real Property.

(d) There are no Proceedings pending or, to the Knowledge of the Company, threatened, against or relating to the any Acquired Company’s ownership or leasehold of subleasehold interest in the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property or Proceeding relating to the title to the mining rights leased by the Acquiring Companies in any coal lease of the Leased Real Property).

(e) There are no encroachments from or upon property adjoining the Real Property, or upon any easements located on the Real Property, that would have a Material Adverse Effect.

(f) The Acquired Companies have adequate rights of ingress and egress to and from the Real Property and public roads in order to conduct their business in all material respects as it is currently being conducted.

(g) Personal Property and Equipment. A list of the personal property, equipment and fixed assets owned or leased by the Acquired Companies having a book value in excess of $50,000.00, identifying the Acquired Company that owns such personal property, is set forth on Schedule 3.13(g). Each Acquired Company has marketable title to the personal property owned by it, subject to the Liens set forth on Schedule 3.13(g). Except as set forth in Schedule 3.13(g), the tangible personal property owned or leased by the Acquired Companies constitute all of the tangible personal property used to operate the business of the Acquired Company as of the date hereof. Schedule 3.13(g) identifies all tangible personal property owned by any Acquired Company that is leased to a contractor for the Acquired Companies.

(h) Seller has made available to Purchaser all material studies in the Company’s or any other Acquired Company’s possession or control of the quality and quantity of the coal reserves leased by the Acquired Companies and all updates to such studies that were prepared by, or at the request of, the Company or any other Acquired Company.

(i) Except as set forth on Schedule 3.13(i), other than the Permitted Exceptions, none of the Real Property is subject to lease to third parties.

(j) To the Company’s Knowledge, each of the leases covering the Leased Real Property, including coal leases, set forth on Schedule 3.13(a)(ii), is in full force and effect, and the lessee Acquired Company has received no notice from the lessor thereof, and the Company does not have Knowledge of, any condition which constitutes, or with notice or lapse of time or both would constitute, a default by any Acquired Company thereunder.

(k) Except as disclosed on Schedule 3.13(k), each Acquired Company’s use and operation of the Real Property in the Ordinary Course of Business as currently conducted does not violate, in any material respect, any Laws, and all coal facilities on the Real Property are constructed, occupied and used by the applicable Acquired Company in the Ordinary Course of Business as currently conducted in compliance, in all material respects, with all Laws.

3.14. Intellectual Property and Information Technology.

(a) The Acquired Companies do not own any Intellectual Property. Except for the contracts set forth on Schedule 3.15(ii) and as would not reasonably be expected to have a Material Adverse Effect, (i) each Acquired Company has the right to use pursuant to license, agreement, or permission all Intellectual Property necessary for the operation of the businesses of such Acquired Company as presently conducted, and (ii) each item of Intellectual Property owned or used by any Acquired Company immediately prior to the Closing hereunder will be owned or available for use by such Acquired Company on identical terms and conditions immediately subsequent to the Closing hereunder. Schedule 3.14 hereto sets forth a complete and accurate list of all material Intellectual Property licenses or agreements with a third party to which any Acquired Company is a party, as either a licensee or licensor, pursuant to which it grants or receives rights to Intellectual Property or information technology related services (the “Software Licenses”), except for licenses for commercially available “off the shelf” software.

(b) To the Knowledge of the Company, no Acquired Company has infringed upon any Intellectual Property rights of third parties, and no Acquired Company has received any complaint, claim, demand, or notice alleging any such infringement (including any claim that such Acquired Company must license or refrain from using any Intellectual Property rights of any third party), except where any such infringement would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no third party has infringed in any material respect upon any Intellectual Property rights of any Acquired Company.

3.15. Material Contracts. Schedule 3.15(i) lists the following contracts and other agreements to which any Acquired Company is a party or is used in the operations or businesses of the Acquired Companies as of the date hereof:

(a) any agreement (or group of related agreements) for the lease of personal property or Real Property to or from any Person providing for lease payments in excess of $25,000.00 per annum, other than leases listed on Schedule 3.13(a)(ii);

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, and (i) may involve consideration in excess of $50,000.00, and (ii) cannot be terminated on thirty (30) days’ notice or less, including but not limited to all coal sales contracts, other than the Software Licenses set forth on Schedule 3.14;

(c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $50,000.00 or under which it has imposed a Lien on any of its assets, tangible or intangible;

The Company has made available to the Purchaser a correct and complete copy of each written agreement listed in Schedule 3.15(i) (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and to the Knowledge of the Company, is in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity; and (C) to the Knowledge of the Company, no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, except for any such breach or default that would not have a Material Adverse Effect.

Any contract necessary for the operations of the business of the Acquired Companies that is not, as of the date of this Agreement, in the name of an Acquired Company, including those contracts of the Seller listed on Schedule 3.15(ii), shall be assigned prior to the Closing, at no cost or expense to the Acquired Company or the Purchaser, to the appropriate Acquired Company. The Parties agree that those contracts listed on Schedule 3.15(ii) are necessary for Seller to provide the services to Purchaser under the Transition Services Agreement and that Seller shall have rights to access and use the contracts listed on Schedule 3.15(ii) until the termination of the applicable service provided by Seller to Purchaser under the Transition Services Agreement. The hardware and related assets listed on Schedule 3.15(ii) will be transferred by Seller to the Company prior to the Closing at the net book value, as set forth on Schedule 3.15(ii), and shall be included in the Estimated Net Worth Statement. The Seller has made available to the Purchaser a correct and complete copy of each written agreement listed in Schedule 3.15(ii) (as amended to date). With respect to any, such agreement(whether in the name of Seller or any other Affiliate of Seller): Seller further represents and warrants that (A) such agreement is legal, valid, binding, enforceable, and to the Knowledge of the Seller, is in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity; (B) such agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms for the benefit of the Acquired Companies following the consummation of the transactions contemplated hereby except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity; and (C) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such agreement, except for any such breach or default that would not have a Material Adverse Effect.

3.16. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Acquired Companies.

3.17. Litigation. Schedule 3.17 sets forth each instance in which any Acquired Company (i) is subject to any outstanding Order, or (ii) is a party to or, to the Knowledge of the Company, threatened to be a party to, any Proceeding in, or before any court or other Governmental Authority of any federal, state, local, or foreign jurisdiction.

3.18. Employees.

(a) Schedule 3.18(a) contains a complete and correct list of all employees of the Acquired Companies as of the date hereof and the current compensation rate payable to each such employee. No Acquired Company is bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union and, to the Knowledge of the Company, no campaign to establish any such arrangement is in progress. There is no pending or, to the Knowledge of the Company, threatened labor dispute involving any Acquired Company, nor has any Acquired Company experienced any labor interruptions. To the Knowledge of the Company, no executive or group of employees has any plans to terminate employment with any Acquired Company.

(b) None of the operations of any of the Acquired Companies has ever involved a collective bargaining agreement or other labor contract; and none of the Acquired Companies or Seller have ever been a “signatory operator” under the Coal Industry Retiree Health Benefits Act of 1992 (26 U.S.C. Section 9701, et. seq., as amended). Neither Seller nor any Acquired Company is a party to any employment contract, severance, termination or similar agreement with any of its employees, officers, managers or directors or other agreement with any employee. No Acquired Company will be liable for or otherwise obligated to pay any stay bonus, change of control payment or similar Liability as a result of the consummation of the transaction contemplated under this Agreement.

(c) Each of the Acquired Companies is in compliance with all Laws pertaining to the duties and obligations arising out of the employer-employee relationship, including, without limitation, all Laws regarding the WARN Act, discrimination, civil rights, safety and health, mine safety, workers’ compensation, federal and state Black Lung or occupational disease, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

3.19. Employee Benefits.

(a) Schedule 3.19 lists each Employee Benefit Plan that any Acquired Company maintains or to which such Acquired Company contributes, or that Seller maintains or to which Seller contributes for the benefit of employees of an Acquired Company. With respect to each Employee Benefit Plan required to be identified in Schedule 3.19:

i. Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

ii. Neither Seller, any Acquired Company, any ERISA Affiliate, nor any of their respective current or former directors, officers, Employee Benefit Plan fiduciaries, employees or any other persons, has engaged directly or indirectly in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which any Acquired Company or any ERISA Affiliate, has or could have any material liability. All contributions, insurance premiums and other payments required to be made to the Employee Benefit Plans (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion. Neither any Acquired Company nor ERISA Affiliate has any material liability with respect to any Employee Benefit Plan, other than for contributions, payments or benefits due in the ordinary course or for other ordinary course expenses under the Employee Benefit Plans currently sponsored by the Seller, any of the Acquired Companies and ERISA Affiliates.

iii. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan, that is intended to be qualified, is the subject of a determination or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended to meet the requirements of the Code and applicable regulations and guidance issued thereunder.

iv. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits and processing of qualified domestic relations orders) is pending, except where the Proceeding would not reasonably be expected to have a Material Adverse Effect.

v. No Acquired Company nor any ERISA Affiliate is a party to, is required to, nor has it or any one of them ever been required to, contribute with regard to a “multiemployer plan” as defined under Sections 3(37)(A) or 4001(a)(3) of ERISA, or Section 414(f) of the Code.

vi. The Company has delivered or made available to the Purchaser correct and complete copies of the current plan documents and all amendments thereto and summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, funding agreements and other material documents which implement each such Employee Benefit Plan.

vii. The consummation of the transactions contemplated by this Agreement will not (i) entitle any Continuing Employee to severance pay, unemployment compensation or any other payment from the Acquired Companies or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any Continuing Employee from the Acquired Companies.

viii. No payment due or to become due to any employee of an Acquired Company in connection with the transactions contemplated by this Agreement, by any Acquired Company or ERISA Affiliate is or shall be an “excess parachute payment” under Code Section 280G.

ix. With respect to each Employee Benefit Plan which is subject to Section 409A of the Code such plan has been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and the guidance promulgated thereunder.

(b) Neither any Acquired Company nor any ERISA Affiliate maintains any Employee Benefit Plan subject to Code Section 412 or Title IV of ERISA.

3.20. Environmental Matters.

(a) Since December 7, 2007, except as set forth on Schedule 3.20(a), the Acquired Companies have complied in all material respects, and are currently in material compliance, with all Environmental Laws. Except as set forth on Schedule 3.20(a), since December 7, 2007, no such Acquired Company has received any notice that it is not in compliance with any Environmental Laws. Except as set forth on Schedule 3.20(a) hereto, there are no pending or, to the Knowledge of the Company, threatened Proceedings against any Acquired Company under any Environmental Laws.

(b) Except as identified in Discharge Monitoring Reports for each NPDES permit as provided in Schedule 3.20(b)(i) and Schedule 3.20(b)(ii), none of the Acquired Companies nor any employee or agent acting on their behalf has sampled water anywhere on the Real Property for the purpose of identifying the presence of selenium which reveals its existence in excess of 5 micrograms per liter or 5 parts per billion.

(c) To the Knowledge of Seller, in submitting any application for a permit or for a renewal thereof, each Acquired Company or employee or agent acting on its behalf has submitted information in those applications which is accurate, complete and truthful, and when acted upon will support the permitting action sought of the agency.

(d) To the Knowledge of Seller, in submitting any application for a permit or for a renewal thereof, no Acquired Company nor any employee or agent acting on its behalf has submitted information in those applications which is in inaccurate, incomplete or untruthful, or has submitted information that is misleading, and which if known or revealed to the responsible agency will cause the denial of the permit being sought.

3.21. Insurance. All material assets, properties and risks of each Acquired Company are covered by valid and, except for insurance policies that have expired under their terms in the Ordinary Course of Business, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance, including commercial and underground equipment, business interruption and workers’ compensation insurance) issued in favor of an Acquired Company with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of such Acquired Company. Schedule 3.21 sets forth a list, for each Acquired Company, of the insurance coverage for such Acquired Company in effect as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by the applicable Acquired Company with respect to any such policy. Each Acquired Company, as applicable, has complied in all material respects with the terms and provisions of such policies.

3.22. Transactions with Affiliates. Except as set forth on Schedule 3.22, neither Seller nor any Affiliate of the Seller that is not an Acquired Company nor any officer, director, manager or employee of the Seller or any such Affiliate is a party to any contract or transaction with any Acquired Company or has any interest in any property or asset of any Acquired Company.

3.23. Ownership and Completeness of Assets. Except as set forth on Schedule 3.23 and Schedule 3.15(ii), the Acquiring Companies own, or have a valid right under a written lease to use, all of the assets used in the business and operations as presently conducted by the Acquired Companies.

ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties, solely with respect to Seller, to the Purchaser, as modified by the Seller Disclosure Schedules, and each reference to a Schedule in this ARTICLE IV shall be a reference to a section of such Seller Disclosure Schedules.

4.1. Organization, Qualification, and Corporate Power. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and in each state in which the Seller does business.

4.2. Ownership of Units. The Seller is the sole owner, beneficially and of record, of the Units of the Company, free and clear of any Liens of any kind. Except for the conditions set forth in the Governing Documents of the Company, and except for restrictions on transfer imposed by applicable federal and state securities Laws, the Units are not subject to any restrictions on the transfer thereof. Upon Closing, neither Seller, the Company, any Acquired Company nor any other Person (except for Purchaser) shall hold or have any legal or beneficial ownership of the Units of the Company, nor any options, warrants, calls, conversion rights, commitments or agreements of any character to acquire any such Units. Upon Closing, the Purchaser will acquire title to the Units being sold by Seller, free and clear of all Liens.

4.3. Authorization of Transaction; Enforceability. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such execution, delivery and performance has been duly authorized by all necessary limited liability company action by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming compliance with the applicable requirements of the HSR Act, violate any Law, Order or other restriction of any Governmental Authority to which Seller is subject or any provision of the Governing Documents of Seller or (ii) except as set forth on Schedule 3.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to have a Material Adverse Effect. Except for applicable requirements of the HSR Act, Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order for the Parties to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any Consent would not reasonably be expected to have a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser makes the following representations and warranties to the Seller and (prior to the Closing) the Company.

5.1. Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio and in each state in which the Purchaser does business.

5.2. Financing. The Purchaser has all funds necessary (or has fully committed debt financing for all funds necessary) to consummate the transactions contemplated by this Agreement, including, without limitation, (a) all funds necessary for it to pay the Purchase Price at Closing, (b) all funds necessary to pay all fees, expenses and other amounts contemplated to be paid by the Purchaser under this Agreement, and (c) the credit capacity sufficient to post new letters of credit and bonds and issue new guaranties, as necessary, in accordance with Section 6.2.

5.3. Authorization of Transaction; Enforceability. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder, and such execution, delivery and performance has been duly authorized by all necessary corporate action by Purchaser. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

5.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming compliance with the applicable requirements of the HSR Act, violate any Law, Order or other restriction of any Governmental Authority to which the Purchaser is subject or any provision of the Governing Documents of the Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to have a Material Adverse Effect. Except for the applicable requirements of the HSR Act and (B) the applicable change of control filings in connection with the Environmental Permits, the Purchaser is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any Consent would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
COVENANTS

6.1. General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII below).

6.2. Notices, Consents, Release of Guarantees and Surety Bonds. The Seller and Company will give any notices to third parties, and will use commercially reasonable efforts to obtain any Third Party Consents listed on Schedule 3.4. The Purchaser shall cooperate with the Company and use commercially reasonable efforts in seeking to obtain such Third Party Consents. Purchaser and the Seller shall also use commercially reasonable efforts to obtain the (i) releases of the guarantees of Seller in relation to certain coal sales agreements and coal leases as set forth on Schedule 6.2(a) (the “Guarantees”) and (ii) the consents to novate the Guarantees to Purchaser. Purchaser and the Seller shall also use commercially reasonable efforts to obtain the necessary third party consents agreeing to (i) the release of the Seller’s indemnity agreements in relation to the Surety Bonds as set forth on Schedule 6.2(b) (the “Surety Bond Indemnity Agreements”); (ii) the release of the letters of credit Securing the Surety Bonds as set forth on Schedule 6.2(b) (the “Surety Bond Letters of Credit”); and (iii) the novation of the Surety Bond Indemnity Agreements to Purchaser (the foregoing consents and the consents described in the prior sentence collectively are referred to as the “Seller Consents”). If such Seller Consents cannot be obtained on terms and conditions acceptable to Purchaser and Seller, Purchaser shall provide documentation satisfactory to Seller that Purchaser has obtained its own surety bonds necessary to replace all of the Surety Bonds and Purchaser shall file its replacement surety bonds with the applicable Governmental Agencies on or before the Closing Date and cause the release of Seller’s Surety Bonds within ninety (90) days from the Closing Date. In such event, effective as of the Closing, Purchaser shall replace the collateral required to maintain the Surety Bond Letters of Credit and shall indemnify and hold harmless Seller from all Losses and claims arising under or connection with such Surety Bonds and/or Surety Bond Letters of Credit from and after the Closing Date until the release of the Surety Bonds, pursuant to the terms of Section 8.3 herein. The Escrow Fund shall serve as security for Purchaser’s indemnity obligations to Seller under this Section 6.2. Purchaser shall reimburse Seller for (i) the pro rata portion of the annual premiums and (ii) the monthly Surety Bond Letter of Credit interest charges, related to the Surety Bonds until Purchaser obtains the releases of the Surety Bonds.

6.3. Regulatory Matters and Approvals.

(a) Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain by the Termination Date any Third Party Consents in connection with the matters referred to in Section 3.4 and Section 5.4 above.

(b) Each of the Parties agrees to make its filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date hereof, and each of the Parties shall use its commercially reasonable efforts to file (or use its commercially reasonable efforts to cause its appropriate Affiliates to file), as soon as practicable after the date of this Agreement, the notifications, reports, forms and related material required under any applicable foreign antitrust laws or regulations required by any Governmental Authority in connection with the Acquisition that are reasonably determined by the Parties to apply. Each of the Parties shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period and respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or United States Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust or related matters. Each of the Parties will use its commercially reasonable best efforts to (i) subject to applicable Law, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with, any written or oral communication between it and any Governmental Authority and (ii) promptly inform each other of any supply to such other Party any communication received by the Party from the Federal Trade Commission, the United States Department of Justice, or any other Governmental Authority. If any objections are asserted with respect to the Acquisition under any Law or if any suit is instituted by any Governmental Authority or any private party challenging the Acquisition, each of the Parties shall use its commercially reasonable efforts to resolve any such objections or challenge so as to permit consummation of the Acquisition. The Seller and the Purchaser shall each bear fifty percent (50%) of the filing fee applicable to the HSR Act.

6.4. Operation of Business. The Acquired Companies will not, and the Seller will cause the Acquired Companies not to, engage in any practice, take any action, or enter into any transaction outside of the Ordinary Course of Business without the prior written consent of the Purchaser (such consent not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, the Acquired Companies will not, and the Seller will cause the Acquired Companies not to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned):

(a) authorize or effect any change in or amendment or modification to the Governing Documents of any of the Acquired Companies;

(b) grant any options, warrants, or other rights to purchase or obtain any of its ownership interests or issue, sell, or otherwise dispose of any of its ownership interests (except upon the conversion or exercise of options, warrants, and other rights currently outstanding if any);

(c) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(d) impose any Lien upon any of the assets of any Acquired Company outside the Ordinary Course of Business;

(e) make any capital investment in, make any loan to, or acquire (by merger, consolidation, acquisition or otherwise) the securities or assets of any other Person outside the Ordinary Course of Business; with the exception that any Acquired Company may make capital expenditures consistent with its proposed development plans as made available to the Purchaser, provided that, any such individual capital expenditure shall not exceed $250,000.00 and all such capital expenditures, in the aggregate, shall not exceed $2,000,000.00 without the Purchaser’s prior written approval, excluding those items set forth on the purchase orders listed in Schedule 3.15 and those assets to be transferred by Seller to the Company as listed Schedule 3.15(ii);

(f) adopt any new Employee Benefit Plan or amend any existing Employee Benefit Plan in any material respect, except for amendments which do not increase the benefits payable to participants in such Employee Benefit Plans in any material respect or which may be required by applicable Law or (ii) increase any compensation of or enter into any employment, severance, termination or similar agreement with any of its employees, officers, managers or directors, except for compensation increases in the ordinary course of business consistent with past practice and the payment of amounts pursuant to and consistent with an existing Employee Benefit Plan;

(g) materially change any of the accounting methods used by them unless required by GAAP or applicable Law; and

(h) make any change in employment terms for any of the directors, officers, and employees of any Acquired Company outside the Ordinary Course of Business.

6.5. Full Access; Confidentiality Agreement.

(a) The Company will, and the Seller will cause the Company to, permit representatives of the Purchaser to have full access at all reasonable times and upon reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Companies.

(b) The provisions of that certain letter agreement by and between the Company and the Purchaser dated April 20, 2010 (the “Confidentiality Agreement”), shall continue to apply to the Parties as though all such Parties were original signatories thereto. If this Agreement is terminated for any reason whatsoever, the Parties shall continue to be bound by the terms of the Confidentiality Agreement and the Purchaser shall return to the Company all tangible embodiments (and all copies) of “Evaluation Material” (as defined in the Confidentiality Agreement) that are in its possession.

6.6. Notice of Developments. Seller will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of Company’s representations and warranties in ARTICLE III (as modified by the Seller Disclosure Schedules), Seller will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of its representations and warranties in ARTICLE IV (as modified by the Seller Disclosure Schedules), and the Purchaser will give prompt written notice to the Company and the Seller of any material adverse development causing a breach of any of its representations and warranties in ARTICLE V. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Seller Disclosure Schedules or to prevent or cure any inaccuracy in or breach of any representation or warranty made by any Party on the date hereof.

On or immediately before the Closing Date, the Seller and the Company may amend or supplement the Seller Disclosure Schedules to reflect any matter that arises after the date hereof that, if existing or known on the date hereof, would have been required to be disclosed in such Seller Disclosure Schedules (the “Updated Seller Disclosure Schedules”); provided, however, that no such amendment or supplement shall prevent or cure any breach or inaccuracy of any representation or warranty made by the Company on the date hereof solely for purposes of Section 8.2(a) hereof. As such, any Updated Seller Disclosure Schedule shall be applicable to the Purchaser’s condition to close as set forth in Section 7.1 but in no manner shall be applicable to and shall be disregarded for purposes of Section 8.2(a).

6.7. Exclusivity. The Acquired Companies will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the ownership Units or assets of any Acquired Company (including any acquisition structured as a merger, consolidation, or share exchange). The Seller agrees that neither it nor any of the Acquired Companies nor any of the officers, managers or directors of the Seller or any of the Acquired Companies shall, and that each shall use its commercially reasonable efforts to cause its representatives and agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Alternative Proposal; (iii) engage in discussions with any Person with respect to any Alternative Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Alternative Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Alternative Proposal or transaction contemplated thereby. The Seller and each of the Acquired Companies will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Proposal. As promptly as practicable after receipt of any Alternative Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Alternative Proposal, the Seller shall provide the Purchaser with oral and written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry.

6.8. Insurance and Indemnification.

(a) Following the Closing, the Purchaser will provide, and will cause the Company to provide, each individual who served as a manager, director or officer of any Acquired Company at any time prior to the Closing Date with director and officer liability insurance coverage for a period of two (2) years after the Closing Date that is no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Closing Date.

(b) Following the Closing, the Purchaser will observe, and will cause the Acquired Companies to observe, any indemnification provisions now existing in the articles of organization or incorporation of any Acquired Company for the benefit of any individual who served as a manager, director or officer of such Acquired Company at any time prior to the Closing Date.

6.9. Employee Matters. Purchaser shall, or shall cause one of its Affiliates to, provide each individual who is employed by any of the Acquired Companies on the Closing Date and who continues employment with Purchaser or any of its Affiliates after the Closing Date (the “Continuing Employees”) with a position providing base pay that is at least equal to the base pay provided to such Continuing Employees by the applicable Acquired Company immediately prior to the Closing Date. Nothing in this Section 6.9, however, will limit the right of Purchaser to terminate or suspend employment of any Continuing Employee after the Closing, subject only to the provisions of Section 6.10. For a period of at least twelve (12) months beginning on the Closing Date, the Purchaser shall provide, or cause to be provided, to Continuing Employees, employee benefits and programs that, in the aggregate, are substantially similar either to the Employee Benefit Plans maintained or contributed to by the Acquired Companies (as the case may be) for employees of the Acquired Companies as of the date of this Agreement or to employee benefit plans and programs provided by the Purchaser to similarly situated employees of the Purchaser. Continuing Employees shall receive service and vesting credit under any employee benefit plans and programs of the Purchaser and its controlled group of corporations in which they are eligible to participate for any service with the Acquired Companies. For the entire calendar year of 2010, Continuing Employees shall be permitted to take earned but not taken vacation time-off as provided in Seller’s Vacation Time-Off policy. Continuing Employees shall also receive credit under any group health plan of the Purchaser and its controlled group of corporations in their initial year of eligibility for such plan for any co-payments, deductibles or other out-of-pocket costs already incurred by such employees under any other group health plan for such period.

6.10. WARN Act. Notwithstanding the provisions of Section 6.9, Seller agrees that prior to the Closing, and Purchaser agrees that for ninety (90) days after the Closing, Seller or Purchaser shall not, or allow any of the Acquired Companies to, take any act or allow any failure to act that would be a violation of any WARN Act.

6.11. Tax Matters. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns for each of the Acquired Companies for all periods ending after the Closing Date, which Tax Returns shall be consistent with past practice. In the case of Tax Returns for periods starting on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the Purchaser shall provide the Seller with an opportunity to review and comment on such Tax Returns no less than thirty (30) days prior to the due date thereof. The Purchaser shall make, or cause to be made, any changes to such Tax Returns reasonably requested by the Seller so long as none of such changes result in any additional material Taxes to the Purchaser or any of the Acquired Companies (other than Taxes of the Acquired Companies for which Seller is responsible hereunder). The Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Acquired Companies for all periods ending on or before the Closing Date (a “Pre-Closing Period”). The Seller shall deliver to the Purchaser complete copies of such Tax Returns within thirty (30) days of filing, except for U.S. federal and state income and franchise tax returns. The Purchaser shall not, without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed) file any amended Tax Return or claim for Tax refund in respect of a Pre-Closing Period, and the Seller shall be entitled to retain, or receive immediate payment from the Purchaser, of any refund or credit with respect to Taxes in respect of a Pre-Closing Period. As soon as practicable, but in any event within fifteen (15) days after the Seller’s or the Purchaser’s request, as the case may be, the Purchaser shall deliver to the Seller or the Seller shall deliver to the Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Acquired Companies and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable the Seller, the Purchaser or the Acquired Companies to satisfy their accounting or Tax requirements.

6.12. Further Actions. For a period of twelve (12) months from and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. Within one hundred and twenty (120) days from the date of this Agreement, Purchaser shall change the name of INR-1 Holdings, LLC and INR-WV Operating, LLC to remove “INR” from the name.

6.13. Transition Services Agreement. Effective as of the Closing Date, the Purchaser or the applicable Acquired Companies, on the one hand, and the Seller or an applicable Affiliate of the Seller, on the other hand, shall enter into the Transition Services Agreement.

6.14. Confidentiality; Non-Solicitation.

(a) For a period of two (2) years following the Closing Date, Seller shall and shall cause its Affiliates to keep confidential and not use in any manner any and all confidential information relating to the Acquired Companies or the Purchaser that remains in or comes into Seller’s or such Affiliates possession; provided, however, that the foregoing shall not preclude Seller from (i) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the following provisions of this Section 6.14(a)), (ii) disclosing or using such confidential information if the same is in the public domain (other than as a result of a breach of this Section 6.14(a) by Seller or any Affiliate of Seller) or (iii) disclosing or using such confidential information if the same is acquired from a Person that is not known to Seller to be under an obligation to keep such information confidential. If Seller is requested or required (by oral questions, interrogatories, requests for information or documents in a Proceeding) to disclose any such confidential information, Seller shall as soon as reasonably practicable notify the Purchaser of any such request or requirement so that the Purchaser may seek a protective Order or other appropriate remedy and waive compliance with the provisions of this Section 6.14(a). If, in the absence of a protective Order or other remedy or the receipt of a waiver by the Purchaser, Seller is required to disclose such information, Seller, without liability hereunder, may disclose that portion of such information which the Seller reasonably believes it is legally required to disclose.

(b) Seller shall not and shall cause its Affiliates not to, for a period of one (1) year following the Closing Date, without the prior written consent of the Purchaser, directly or indirectly, solicit, cause to be solicited (including by recommending for employment) or hire any Person who is now employed by any Acquired Company, the Purchaser or any Affiliate of any of the foregoing; provided, however, that Seller shall not be restricted from conducting any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such Persons; and provided further, that Seller shall not be restricted in hiring any such Person who responds to any such general solicitation.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1. Conditions to Obligation of Purchaser. The obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a) the representations and warranties of the Seller contained herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period of time), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have a Material Adverse Effect;

(b) the Seller and Acquired Companies shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(c) the Company shall have delivered to the Purchaser (i) a certificate to the effect that the condition specified above in Sections 7.1(a) and (b) have been satisfied in all respects and (ii) the items described in Section 2.2(c) above;

(d) the Seller shall have delivered to the Purchaser (i) a certificate to the effect that the condition specified above in Sections 7.1(a) and (b) have been satisfied in all respects, and (ii) the items described in Section 2.2(b) above;

(e) any required waiting period (and any extension thereof) applicable to the Acquisition contemplated hereby under the HSR Act shall have expired or been terminated;

(f) the Parties shall have received the Third Party Consent as to the Ark Land KH, Inc. lease listed on Schedule 3.4;

(g) there shall not have occurred any change in the condition of the Acquired Companies, taken as a whole, that has resulted or can reasonably be expected to result in a Material Adverse Effect between the date of this Agreement and the Closing Date;

(h) the Indebtedness shall have been paid in full and all Liens (other than the Permitted Exceptions) shall have been released;

(i) no Law or Order shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement; and

(j) for each of the Acquired Companies, the Seller shall have delivered to the Purchaser a written list of all customers (complete with customer name, tonnage sold, and sales dollars) for each of the years ended December 31, 2009 and 2008 and for 2010 up to five (5) days prior to the Closing Date.

The Purchaser may waive any condition specified in this Section 7.1 in writing at or prior to the Closing.

7.2. Conditions to Obligation of Company and Seller. The obligations of the Company and the Seller to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a) the representations and warranties of the Purchaser contained herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period of time), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(b) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) the Purchaser shall have delivered to the Seller (i) a certificate to the effect that the condition specified above in Sections 7.2(a) and (b) have been satisfied in all respects, and (ii) the described in Section 2.2(d) above;

(d) the Purchaser shall have delivered to the Escrow Agent the Escrow Amount as described at Section 2.2(d)(i) above;

(e) any required waiting period (and any extension thereof) applicable to the Acquisition contemplated hereby under the HSR Act shall have expired or been terminated;

(f) except to the extent a Third Party Consent has been waived by Purchaser, the Parties shall have received the Third Party Consent as to the Ark Land KH, Inc. lease listed on the Third Party Consent referred to in Section 3.4 above;

(g) the Purchaser shall have (i) paid in full the Indebtedness, and (ii) caused Seller to be released from the Guarantees; provided, however, that if the release of the Guarantees cannot be obtained, the Guarantees shall remain in effect and Purchaser shall indemnify and hold harmless Seller from all Losses and claims arising in under or connection with such Guarantees from and after the Closing Date, pursuant to the terms of Section 8.3 herein. The Escrow Fund shall serve as security for Purchaser’s indemnity obligations to Seller under this Section 7.2(g);

(h) the Parties shall have received (A) the Seller Consents for (i) the release of the Seller from the Surety Bond Indemnity Agreements; (ii) the release of the Surety Bond Letters of Credit; and (iii) the assignment of the Surety Bond Indemnities to Purchaser, or (B) Purchaser shall have provided to Seller the documentation regarding replacing the Surety Bonds and shall have posted the collateral required to maintain the Surety Bond Letters of Credit as required in Section 6.2 above; and

(i) Purchaser is not (i) listed on the Applicant Violator System maintained by the Office of Surface Mining of the United States Department of the Interior or any counterpart system maintained by each of the States of West Virginia or Kentucky, or (ii) blocked from obtaining any Permits by any applicable Governmental Authority.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII
INDEMNIFICATION

8.1. Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties contained in this Agreement shall survive the Closing until the Escrow Release Date; provided, however, that (i) the warranties and representations of Seller in Section 3.12 (Taxes) shall survive until the expiration of the applicable statute of limitations, and (ii) the Fundamental Reps shall survive indefinitely; provided further, that if written notice of a claim has been given before the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. No Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

8.2. Indemnification by Seller. Following the Closing, Seller shall indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all Liabilities, losses, damages, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (but excluding any punitive damages, consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items except to the extent that a Purchaser Indemnified Party actually pays such amounts to a third party) (hereinafter, “Loss(es)”), arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of Seller contained in ARTICLE III or ARTICLE IV of this Agreement, which representations and warranties shall be deemed to have been made as of the date hereof (as modified by the Seller Disclosure Schedules) and as of the Closing Date (as modified by the Seller Disclosure Schedules but excluding any modified, updated or supplemented items disclosed in the Updated Seller Disclosure Schedules); or

(b) any breach of any covenant or agreement made by the Seller or Company in this Agreement; and

(c) any foreign, federal, state or local income Taxes imposed on or payable by any of the Acquired Companies for any Pre-Closing Period or pre-Closing portion of any Straddle Period, excluding any such taxes that have been accrued for on the Closing Statements.

8.3. Indemnification by Purchaser. Following the Closing, the Purchaser shall indemnify and hold harmless the Seller, its Affiliates and respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses, arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in ARTICLE V of this Agreement, which representations and warranties shall be deemed to have been made as of the date hereof and as of the Closing Date ; or

(b) any breach of any covenant or agreement made by the Purchaser in this Agreement.

8.4. Limitations. Notwithstanding anything to the contrary contained in this Agreement (other than claims for actual fraud or breach of any Fundamental Rep which, in each instance, shall not be subject to the limitations set forth in this Section 8.4):

(a) The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 8.2(a) and (b) that may be recovered from Seller shall not exceed the amounts then remaining in the Escrow Fund.

(b) No indemnification by the Seller with respect to any Loss otherwise payable under Section 8.2(a) and no indemnification by the Purchaser with respect to any Loss otherwise payable under Section 8.3(a), shall in either case be payable (i) with respect to any individual Loss unless such Loss is in excess of two hundred fifty thousand dollars ($250,000.00) (and no such individual Loss shall be counted toward the “Basket” (as defined below) and (ii) until such time as all such indemnifiable Losses shall aggregate to more than five hundred thousand dollars ($500,000.00) (the “Basket”), after which time the Seller or the Purchaser (as the case may be) shall be liable in full for all indemnifiable Losses in excess of the Basket, subject to subsection (a) above.

8.5. Indemnification Procedures.

(a) The obligations and liabilities of the Seller and the Purchaser under this ARTICLE VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this ARTICLE VIII (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 8.5. If any Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”), as the case may be, shall receive notice of any Third Party Claim, the Indemnified Party shall give the Seller or the Purchaser (each, the “Indemnifying Party”), as the case may be, notice of such Third Party Claim within ten (10) days after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this ARTICLE VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party and the Third Party Claim involves money damages and not an injunction or other equitable relief that could have an adverse effect on the Acquired Companies and the Indemnifying Party acknowledges in writing its liability to the Indemnified Party under this Article VIII and agrees to indemnify the Indemnified Party in accordance with the terms of Article VIII, subject to the Indemnifying Party’s right to rescind its assumption of the defense and acceptance of liability of such Third Party Claim; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld; provided, however, Seller shall have the right to settle any claim for which it is the Indemnifying Party without the prior written consent of any other party if such settlement provides for a complete and unconditional release of the Indemnified Party, does not include any admission of culpability and involves only the payment of money damages.

8.6. Determination of Losses. The Parties shall make appropriate adjustments for Tax benefits and insurance coverage in determining Losses for purposes of this ARTICLE VIII. All indemnification payments under this ARTICLE VIII shall be deemed adjustments to the Purchase Price. The Purchaser will (and will cause the Acquired Companies to) use commercially reasonable efforts to seek full recovery under applicable insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement. In addition, the amount of Losses for which indemnification is provided under this Agreement shall be net of the amount of any specific reduction to the Net Working Capital or Net Worth made prior to the Closing and attributable to the subject matter in dispute.

8.7. Exclusive Remedy. Except in the case of claims for actual fraud or breach of any Fundamental Rep: (a) the Parties acknowledge and agree that the foregoing indemnification provisions in the ARTICLE VIII shall be the exclusive remedy of the Indemnified Parties with respect to the transactions contemplated by this Agreement, and (b) the Purchaser agrees that its right to indemnification pursuant to this ARTICLE VIII shall be limited solely and exclusively to the Escrow Amount. Notwithstanding anything to the contrary set forth herein, to the fullest extent permitted by law, no Member of Seller shall be liable to any Purchaser Indemnified Party except for claims for intentional fraud by such Member.

ARTICLE IX
TERMINATION

9.1. Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing as provided below:

(a) by mutual written consent of Seller and Purchaser;

(b) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing Date if the Closing shall not have occurred on or before ninety (90) days after the date of this Agreement (the “Termination Date”), by reason of the failure of any condition precedent under Section 7.2 hereof, (unless the failure of the Closing to occur on or prior to the Termination Date results primarily from the Seller or the Company breaching any of their representations, warranties or covenants contained in this Agreement); and

(c) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 7.1 hereof, (unless the failure of the Closing to occur on or prior to the Termination Date results primarily from the Purchaser breaching any representation, warranty or covenant contained in this Agreement).

9.2.

Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except as provided in Section 9.3 herein; provided, however, (i) that the confidentiality provisions contained in Section 6.5 and Article X above shall survive any such termination; and (ii) that no such termination shall relieve any party hereto from liability for any breach by such party of any covenant or obligation set forth in this Agreement. If Seller elects the Reverse Break-up Fee in Section 9.3, Purchaser’s obligation to pay the Reverse Break-up Fee and Seller’s right to enforce that obligation shall survive the termination of this Agreement. If Seller pursues the specific performance remedy in Section 9.3 then this Agreement shall remain in effect until the final resolution of Seller’s specific performance action.Break-Up Fee. If the conditions to Purchaser’s obligation to consummate the Closing (as set forth in Section 7.1) are satisfied (other than those conditions that can only be satisfied at Closing and that are capable of being satisfied at Closing) and the Closing does not occur (other than through the failure of Seller or the Company to comply with their obligations under this Agreement) within five (5) Business Days of Purchaser’s receipt of written notice from Seller that Seller and the Company are ready to consummate the Closing, at Seller’s election and in Seller’s sole discretion, Seller shall have the right to elect (1) to obtain specific performance as provided for in Section 10.12 of the Agreement and to obtain any additional relief provided for by law or equity, other than monetary damages; or (2) to require Purchaser to pay to the Company in immediately available funds on such fifth (5th) Business Day an amount equal to Seventy Five Million Dollars ($75,000,000) (the “Reverse Break-up Fee”). Seller shall notify Purchaser of its remedy election on said (5th) Business Day. If Seller elects to receive the Reverse Break-up Fee and it is paid in full, and only in such event, then (i) neither Purchaser nor any of its directors, officers, employees, partners, managers, members, shareholders or Affiliates (each a “Purchaser Affiliate”), shall be subject to (nor shall Seller, the Company or their respective Affiliates seek to recover) monetary damages in excess of the Reverse Break-up Fee, and (ii) Seller, the Company and their respective Affiliates shall be precluded from any other remedy against Purchaser or any Purchaser Affiliate, at law or in equity or otherwise, and none of Seller, the Company and their respective Affiliates shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Purchaser or any Purchaser Affiliate in connection with this Agreement and the transaction contemplated hereby. If Seller elects the specific performance remedy, but a court determines that Seller is not entitled to specific performance, then Seller shall be awarded the Reverse Break-up Fee. The parties hereto agree that the monetary damages that Seller will suffer as the result of the Closing not taking place cannot be measured with accuracy and that monetary damages alone will not make Seller whole. The parties hereto further agree that the Reverse Break-up Fee, however, represents a fair and reasonable estimation of the minimum amount of monetary damages for breach of contract that would result to Seller in the event of a termination by Seller pursuant to this Section 9.3 under the circumstances described in this last paragraph of this Section 9.3.

ARTICLE X
MISCELLANEOUS

10.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, (i) Seller may notify the employees of the Acquired Companies, after consultation with Purchaser, contemporaneously with any public disclosure by Purchaser, and (ii) that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to consult with the other Parties prior to making the disclosure).

10.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 6.8 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and (ii) the provisions in ARTICLE VIII above concerning indemnification are intended for the benefit of the Persons entitled to indemnity thereunder.

10.3. Entire Agreement. (a) This Agreement (including the Confidentiality Agreement, the Escrow Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(b) Except for the express representations and warranties set forth in ARTICLE III, the Purchaser acknowledges that the Seller makes no (and Purchaser specifically disclaims that it is relying upon or had relied upon any) representation or warranty, express or implied, at law or in equity, in respect of the Acquired Companies or any of their respective assets, Liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. In particular, the Purchaser acknowledges that, without limiting the foregoing disclaimer, except as expressly set forth in ARTICLE III, no Person is making or has made any representation or warranty to the Purchaser with respect to (A) any financial projection or forecast relating to the Acquired Companies or their business or (B) any oral or written information presented to the Purchaser during any management presentation including any question and answer session thereto or any oral or written information provided to the Purchaser in the course of its due diligence investigation of the Acquired Companies or their business, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Except for the express representations and warranties set forth in ARTICLE IV, the Purchaser acknowledges that the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller or any of its assets, Liabilities or operations, and any such representations or warranties are hereby expressly disclaimed. The Purchaser acknowledges that the representations and warranties contained in ARTICLE III and ARTICLE IV are the only representations or warranties given by, or on behalf of, the Seller or the Company and that all other express or implied warranties are disclaimed, including any representations or warranties made by any officer, employee or consultant. The Purchaser acknowledges that no representations and warranties are being made herein by or on behalf of Seller’s members.

(c) The Purchaser acknowledges that it has inspected and is knowledgeable of the coal reserves that are included with the Leased Real Property (“Coal Reserves”). Accordingly, notwithstanding anything to the contrary in Article III, the Coal Reserves are accepted by Purchaser on an “as is” basis, there being no warranties or representations, either expressed or implied, including but not limited to (a) mineability of the coal, (b) merchantability of the coal, (c) fitness for a particular purpose, (d) quality of the coal or (e) quantity of the coal. With respect to any projection or forecast delivered by or on behalf of the Seller or the Company to the Purchaser as part of the express representations and warranties set forth in Article III, the Purchaser acknowledges that (w) there are uncertainties inherent in attempting to make such projection and forecasts, (x) it is familiar with such uncertainties, (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (z) it shall have no claim against any Person with respect thereto other than a claim for actual fraud.

10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Purchaser may assign this Agreement, without the approval of the Seller or the Company, to a Subsidiary of the Purchaser, provided that no such transfer or assignment shall relieve Purchaser of its obligations hereunder or alter or change any obligation of any other party hereto.

10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, or (b) one (1) Business Day after it is sent for next day delivery by a nationally recognized overnight courier and addressed to the intended recipient as set forth below:

If to the Company (prior to the Closing) or to the Seller:

INR ENERGY, LLC
1700 Bayberry Court, Suite 201
Richmond, Virginia 23226
Attention: Gary R. Rogliano, Chief Executive Officer
Phone (804) 282-0639; fax: (703) 563-6072
Email: grogliano@inrenergy.com

Copy to:

INR ENERGY, LLC
1700 Bayberry Court, Suite 201
Richmond, Virginia 23226
Attention: Charles B. Dollison, Vice President & General Counsel
Phone (304) 541-5204
email: cdollison@inrenergy.com

If to the Purchaser:

CLIFFS NATURAL RESOURCES INC.
200 Public Square
Suite 3300
Cleveland, Ohio 44114-2544
Attention: James D. Graham
Phone: (216) 694-5504
Email: james.graham@cliffsnr.com

Copy to:

Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention: Robert A. Ross
Phone: (216) 622-8454
Email: rross@calfee.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with the Laws of the State of West Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of West Virginia. The Parties irrevocably agree with any Proceeding arising out of or in connection with this Agreement that may be brought in any state or federal court located in the Southern District of West Virginia and each Party agrees not to assert, by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding.

10.9. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder shall be deemed to extend to any prior or subsequent inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller will pay all costs and expenses incurred by the Acquired Companies.

10.12. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of West Virginia, in addition to any other remedy to which they are entitled at law or in equity.

10.13. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

[Signature Page Follows]

SELLER:
INR ENERGY, LLC
By: /s/ Gary R. Rogliano
Name:	Gary Rogliano
Title:	CEO
COMPANY:
INR-1 HOLDINGS, LLC
By: /s/ Gary R. Rogliano
Name:	Gary Rogliano
Title:	CEO
PURCHASER:
CLIFFS NATURAL RESOURCES INC.
By: /s/ Laurie Brlas
Name:	Laurie Brlas
Title:	Executive Vice President
And Chief Financial Officer